Exhibit 99.1

SEATTLE GENETICS AND AGENSYS ANNOUNCE COLLABORATION TO CO-DEVELOP AND COMMERCIALIZE ANTIBODY-DRUG CONJUGATE THERAPIES FOR CANCER

BOTHELL, WA and SANTA MONICA, CA, January 8, 2007 – Seattle Genetics, Inc. (Nasdaq: SGEN) and Agensys, Inc., a private cancer biotechnology company, today announced an agreement to jointly research, develop and commercialize antibody-drug conjugate (ADC) therapies for cancer. The collaboration will encompass combinations of Seattle Genetics’ ADC technology with antibodies developed by Agensys to proprietary cancer targets.

Under the terms of the multi-year agreement, Seattle Genetics and Agensys will jointly screen and select ADC products to an initial target that has already been selected, co-fund all preclinical and clinical development and share equally in any profits. Agensys will also conduct further preclinical studies aimed at identifying ADC products to up to three additional targets. Seattle Genetics has the right to exercise a co-development option on one of these additional ADC products at IND filing on the same 50:50 cost and profit-sharing basis. Seattle Genetics would receive fees, milestones and royalties on ADC products developed and commercialized solely by Agensys. Either party may opt out of co-development and profit-sharing in return for receiving milestones and royalties from the continuing party.

“Seattle Genetics’ industry-leading ADC technology has the potential to combine with Agensys’ antibodies to proprietary targets to form potent anti-cancer drugs,” said Dr. Donald B. Rice, Chairman, President and CEO of Agensys. “This collaboration leverages complementary strengths of the two companies and continues Agensys’ strategy of pursuing multiple product opportunities with selected partners.”

“Agensys’ portfolio of cancer targets and capabilities in generating and developing antibodies combined with Seattle Genetics’ proprietary ADC technology provides both companies with potential product opportunities across a variety of cancers, in particular for solid tumors where ADCs may provide the strong potency necessary to treat these aggressive diseases,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “An important aspect of the deal structure is our participation in product rights for up to two ADC programs, which underscores increasing recognition of the therapeutic potential and value of our ADC technology.”

Seattle Genetics’ ADC technology employs proprietary linkers and synthetic, highly potent drugs. The linkers are stable in the bloodstream and release the drug payload once inside target tumor cells. ADCs can increase the therapeutic potential of antibodies with targeting ability but limited inherent cell-killing activity. Seattle Genetics is developing its own ADC product candidates, including SGN-35, which entered clinical trials in 2006 for patients with Hodgkin’s disease and other CD30-positive malignancies, and SGN-75, which is in preclinical development for renal cell cancer and CD70-positive hematologic malignancies.

Agensys is developing a pipeline of therapeutic monoclonal antibodies to a diverse portfolio of proprietary, clinically relevant cancer targets that encompass 14 types of solid tumors. Agensys’ lead product, AGS-PSCA, is being co-developed with Merck & Co, Inc. and is currently in phase I clinical trials. Agensys will contribute a subset of its pipeline of antibodies and cancer targets to the collaboration with Seattle Genetics.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including non-Hodgkin’s lymphoma, multiple myeloma, acute myeloid leukemia and Hodgkin’s disease. The company has also developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune. More information is available at www.seattlegenetics.com.

About Agensys

Agensys, Inc. is a privately held biotechnology company that is developing a pipeline of therapeutic monoclonal antibodies (MAbs) to treat solid tumor cancers. These antibodies, many of which are fully human, are being generated to a diverse portfolio of proprietary, clinically relevant cancer targets that encompass 14 types of solid tumors. The company has the capabilities to generate, develop and manufacture and move into clinical trials antibody products and, through a partnership with Amgen, Inc. (formerly Abgenix), access to the XenoMouse® technology to generate fully human antibodies to multiple targets. Agensys is progressing a pipeline of preclinical MAb candidates with potential as naked or payload-conjugated therapeutic products, directed at a variety of cancer indications, including prostate, kidney, bladder, pancreas, lung, colon, ovary, breast, and skin. Agensys has initiated clinical trials with AGS-PSCA, a fully human MAb to Prostate Stem Cell Antigen (PSCA), a novel target expressed in the majority of prostate, pancreatic and bladder cancers. AGS-PSCA is being co-developed with Merck & Co, Inc. and is currently in phase I clinical trials. In parallel to developing certain antibody products, Agensys has established partnerships to develop and commercialize selected antibody products with Genentech, Inc. and cancer vaccine applications for its proprietary targets with sanofi pasteur. The company’s laboratories, GMP manufacturing facility and offices are located in Santa Monica, California. For further information about Agensys, please visit http://www.agensys.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, the statements regarding the potential benefits of the combination of Seattle Genetics’ and Agensys’ technologies are forward-looking and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include difficulties in implementing the combined technologies of Seattle Genetics and Agensys, risks related to adverse clinical results as the product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by either party to perform their contractual obligations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics Contact:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Agensys Contacts:

Donald B. Rice, Chairman, President and CEO

Aya Jakobovits, Ph.D., Senior Vice President, Technology and Corporate Development and CSO

Telephone: (310) 820-8029

Tracy Olmstead Williams

Telephone (310) 396-2400

twilliams@cswpr.com